EXHIBIT 99.1

PRESS RELEASE

S1 CORPORATION ANNOUNCES ANNUAL SHAREHOLDER MEETING

Atlanta, Ga. – April 4, 2003 – S1 Corporation (Nasdaq: SONE), a leading global provider of Enterprise solutions for the financial services industry, announced today that its Annual Shareholders Meeting will be held on Thursday, May 22, 2003, at 8:30 a.m. EDT at S1’s corporate headquarters, located at 3500 Lenox Road, Atlanta, GA 30326. Holders of record of S1’s common stock and Series E Convertible Preferred Stock as of the close of business on April 10, 2003, will be entitled to vote at the meeting and will receive written notice of the proxy materials.

About S1 Corporation

S1 (Nasdaq: SONE) is a leading global provider to approximately 4,000 banks, credit unions, insurance providers, and investment firms of enterprise software solutions that create one view of customers across multiple channels, applications and segments. S1’s Enterprise software solutions uniquely combine customer interaction and financial transaction capabilities, resulting in a more compelling experience for the customers and a more profitable relationship for the financial institution. S1 is the only provider with the proven experience, breadth of products, and financial strength to empower financial services companies’ enterprise strategies. Additional information about S1 is available at www.s1.com.

For more information:
Nancy O’Donnell
Vice President Investor Relations
404-923-3500
nancy.odonnell@s1.com